UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2014

Unwired Planet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 South Virginia Street, Suite 201

Reno, Nevada 89501

(Address of Principal Executive Offices) (Zip Code)

(775) 980-2345

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b),(e)

On September 25, 2014, Unwired Planet, Inc. (the “Company”) entered into a separation agreement with Eric Vetter (the “Separation Agreement”), pursuant to which Mr. Vetter intends to resign as the Company’s President and Chief Financial and Administrative Officer as of November 18, 2014 or such earlier date if the Company terminates Mr. Vetter’s employment or if Mr. Vetter resigns prior to November 18, 2014 (the earliest such date, the “Separation Date”). The Separation Agreement provides that upon the termination of Mr. Vetter’s employment (except if Mr. Vetter’s employment is terminated by the Company for cause or Mr. Vetter resigns without the Company’s consent, in each case, prior to November 18, 2014):

•	all of his unvested restricted stock units shall automatically be accelerated so as to become immediately and completely vested;

•	all of his unvested options to purchase shares of the Company’s common stock shall terminate as of the Separation Date, and the post-termination exercise periods for all of his vested stock options shall be extended for an additional fifteen months for a total of eighteen months following the Separation Date;

•	Mr. Vetter will be entitled to salary continuation for nine months commencing upon separation and will receive a bonus for the fiscal year 2014 in the amount of $243,750, less applicable withholdings; and

•	Mr. Vetter will also be entitled to certain benefits continuation and outplacement assistance.

Mr. Vetter has agreed to continue working as the Company’s President and Chief Financial and Administrative Officer until the Separation Date. In addition, Mr. Vetter has agreed to make himself available following the Separation Date, on an as-needed basis, as a consultant at an agreed upon rate of $400 per hour.

Mr. Vetter had previously entered into an offer letter with the Company dated as of November 3, 2012 and a change of control severance agreement with the Company dated as of November 8, 2012 (collectively, the “Employment Arrangements”). The Separation Agreement supersedes and replaces the Employment Arrangements. The Confidential Information and Invention Assignment Agreement by and between Mr. Vetter and the Company, dated as of November 4, 2012, the Indemnity Agreement by and between Mr. Vetter and the Company, dated as of June 18, 2013, the Stock Option Agreements by and between Mr. Vetter and the Company dated of December 17, 2012 and July 15, 2013, respectively, and the Restricted Stock Unit agreement by and between Mr. Vetter and the Company dated as of June 3, 2013 will continue in full force and effect, except as modified by the Separation Agreement.

The foregoing description of the Separation Agreement is summary in nature and is qualified in its entirety by the text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

In connection with Mr. Vetter’s separation, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1.

The information furnished by the Company pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement and Release by and between the Company and Eric Vetter, dated as of September 25, 2014

99.1	Press Release issued by Unwired Planet, Inc. on September 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unwired Planet, Inc.

	By:	/s/ Eric Vetter
Dated: September 29, 2014	Name:	Eric Vetter
	Title:	President and Chief Financial and Administrative Officer

EXHIBIT INDEX

10.1	Separation Agreement and Release by and between the Company and Eric Vetter, dated as of September 25, 2014

99.1	Press Release issued by Unwired Planet, Inc. on September 29, 2014